Exhibit 3 Specimen Stock Certificate


HEAVENSENT
BEARS, INC

ORGANIZED UNDER THE LAWS OF THE STATE OF FLORIDA
	100,000,000 Common Stock Shares
$.00001 par value
L
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This Certifies that	is the registered holder of - 	shares
transferable only on the books ofthe Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

This certificate has not been registered under the Securities Act of 1933.
The corporation will not transfer this certificate unless (i) there is an effective registration covering the shares represented by this certificate under the Securities Act of 1933 and all applicable state securities laws,
(ii) it first receives a letter of opinion from an attorney, acceptable to the Board of Directors or its agents, stating that in the opinion of the attorney the proposed transfer is exempt from registration under the Securities
Act of 1933 and under all applicable state securities laws, (iii) the transfer is made pursuant to Rule 144 under the Securities Act of 1933.

The shares represented by this Certificate are subject to the terms of a Shareholders' Restrictive Agreement dated the 26 October 1999, a copy of which is on file at the principal office of the Corporation and may be obtained from the Secretary of the Corporation. By the registered holders acceptance of this Certificate, the registered holder hereby agrees to be bound by all terms and conditions on the aforementioned Shareholders' Restrictive Agreement dated the 26 October 1999.

In Witness Whereof, the said Corporation has caused this
Certificate to be signed by its duly authorized officers and its Corporate
Seal
to be hereunto affixed this _ day of 	20_, A.D.

President          	 Secretary